UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): July 1, 2008

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-22853
(Commission file number)

76-0526032
(I.R.S. Employer Identification No.)

10111 Richmond Avenue, Suite 340, Houston, Texas (Address of principal executive offices)	77042 (Zip Code)

(713) 963-9522
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Larry T. Rigdon has been appointed to the GulfMark Board of Directors effective on July 1, 2008.

Pursuant to the terms of the Company’s 2005 Non-Employee Director Share Incentive Plan, Mr. Rigdon was awarded 3,500 shares of Common Stock as a restricted stock award.  The restricted stock award is subject to an agreement between the Company and Mr. Rigdon, which contains certain provisions relating to restrictions on transfer, which restrictions lapse one year from the date of the award.  All directors receive 2,200 shares of Common Stock as a restricted stock award on their election at each annual meeting, which restrictions also lapse one year from the date of the award.

Each of our non-employee directors is paid $1,500 for each meeting of the Board and $1,500 for each Committee meeting of the Board he attends.  In addition, a quarterly retainer of $8,750 is paid to each of our non-employee directors of the Company.

Pursuant to a Membership Interest and Stock Purchase Agreement, on July 1, 2008, a wholly-owned subsidiary of the Company, GulfMark Management, Inc. ("GLF Management"), acquired 100% of the membership interests of Rigdon Marine Holdings, L.L.C. ("RMH"), and 100% of the stock of Rigdon Marine Corporation ("RMC") not owned by RMH for an aggregate payment to the owners of RMH and RMC of $275 million (plus or minus certain adjustments), consisting of $150 million in cash and 2,085,700 shares of the Company's common stock (valued at $125 million at the time of the agreement) and, as a result of GLF Management's ownership of RMC after the transaction, indirectly assumed $269 million in RMC's debt.

Larry T. Rigdon was a manager, officer and member of RMH and was a director and officer in RMC. In the transaction with the Company, Larry T. Rigdon received $15.2 million in cash and 200,934 shares of the Company's common stock.

ITEM 9.01.	Financial Statements and Exhibits

(d)	Exhibits

The following exhibit is furnished with this Form 8-K:

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2008		GulfMark Offshore, Inc.
(Registrant)
	By:	/s/ Edward A. Guthire
	Name:	Edward A. Guthrie
	Title:	Executive Vice President and Chief Financial Officer